EXHIBIT 23.03

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Kana Software, Inc. and subsidiaries dated August 26, 2005, appearing in the Annual Report on Form 10-K of Kana Software, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

San Jose, California

August 14, 2006